[OBER, KALER, GRIMES & SHRIVER LETTERHEAD]

December 20, 2006

DWS International Fund, Inc.

Two International Place

Boston, MA 02110

Ladies and Gentlemen:

We have acted as special Maryland counsel to DWS International Fund, Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, on behalf of the Company’s DWS International Fund series (the “Fund”), in connection with Company’s Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the conversion of the outstanding Class A, Class B, Class C and Class S shares of the DWS Pacific Opportunities Equity Fund series of the Company (the “Pacific Opportunities Fund”) into shares of the corresponding class of the Fund and the resulting transfer to the Fund of all of the assets and liabilities of Pacific Opportunities Fund, all in accordance with the terms of the form of Agreement and Plan of Conversion between the Fund, Pacific Opportunities Fund and Deutsche Investment Management Americas Inc. included in the Registration Statement (the “Agreement”). We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(i) the Registration Statement;

(ii) the charter of the Company as in effect on the date hereof;

(iii) the bylaws of the Company, as amended or supplemented and in effect on the date hereof);

DWS International Fund, Inc.

December 20, 2006

(iv) a certificate of the Company regarding certain matters in connection with this opinion (the “Certificate”);

(v) a certificate of the Maryland State Department of Assessments and Taxation dated December 19, 2006 to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland; and

(vi) such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions, and qualifications contained herein.

As to any facts or questions of fact material to the opinions expressed herein, we have relied exclusively upon the aforesaid documents and certificates, and representations and declarations of the officers or other representatives of the Company. We have made no independent investigation whatsoever as to such factual matters.

In reaching the opinions set forth below, we have assumed, without independent investigation or inquiry, that:

A. Each natural person executing any of the documents that we have reviewed is legally competent to do so.

B. All documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic or facsimile copies conform to the original documents, all signatures on all documents submitted to us for examination are genuine, and all documents submitted to us and public records reviewed are accurate and complete.

C. All representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, (ii) made by officers or representatives of the Company, including certifications made in the Certificate, and (iii) in corporate records made available to us by the Company, are accurate, true, correct and complete in all material respects.

D. As to all acts undertaken by any governmental authority, and of those persons purporting to act in any governmental capacity, the persons acting on behalf of the governmental authority have the power and authority to do so, and all actions taken by such persons on behalf of such governmental authority are valid, legal and sufficient.

DWS International Fund, Inc.

December 20, 2006

E. All governmental permits or approvals reviewed by us are accurate, complete and authentic, and the appropriate regulatory authorities have adhered to applicable legal and procedural requirements.

F. With respect to the minutes of any meetings of the Directors or any committees thereof of the Company or any shareholders of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

G. At no time prior to and including the date when the Class A, Class B, Class C and Class S shares of the Fund are issued to the shareholders of the corresponding classes of the Pacific Opportunities Equity Fund pursuant to the Agreement will (i) the total number of the issued shares of the Company exceed the authorized number of shares of the Company; (ii) the total number of the issued shares of each series of the Company exceed the authorized number of shares of each such series; or (iii) the total number of issued shares of each class of any series of the Company exceed the authorized number of shares of each such class.

H. At the time of the issuance of the Class A, Class B, Class C and Class S shares of the Fund to the shareholders of the corresponding classes of the Pacific Opportunities Equity Fund pursuant to the Agreement, the Company will record in its stock ledger the name of the persons to whom such shares are issued.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

2. The issuance of the Class A, Class B, Class C and Class S shares of the Fund to the shareholders of the corresponding classes of the Pacific Opportunities Fund pursuant to the Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company and, when issued by the Company in accordance with the Agreement, will be legally and validly issued, fully paid and non-assessable.

In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following qualifications:

A. The opinions expressed herein are limited to the laws of the State of Maryland, and we express no opinion herein with respect to the effect or applicability of

DWS International Fund, Inc.

December 20, 2006

the laws of any other jurisdiction. The opinions expressed herein concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement the opinions expressed herein if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

B. Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

/s/ Ober, Kaler, Grimes & Shriver, a Professional Corporation

Ober, Kaler, Grimes & Shriver, a Professional Corporation